Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of October 30, 2009 (the “Effective Date”), is made by and between Dionics, Inc., a Delaware corporation (the “Company”), and Bernard Kravitz (the “Executive”) (each, a “Party” and collectively, the “Parties”).

BACKGROUND

WHEREAS, the Company is a publicly traded company whose shares are quoted on the OTC Bulletin Board;

WHEREAS, pursuant to the terms of a certain stock purchase agreement by and between Central Mega Limited (the “Purchaser”) and the Company (the “Stock Purchase Agreement”), the Executive is to continue to be employed by the Company as Chief Executive Officer and President as described in Section 1; and

WHEREAS, the Parties wish to establish the terms of the Executive’s employment by the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.

POSITION/DUTIES.

(a)

During the Employment Term (as defined in Section 2 below), the Executive shall serve as a Chief Executive Officer and President of the Company, and shall exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive for the Company immediately prior to the date hereof, provided, however, that the Executive shall not serve as Chairman of the Board.  In connection therewith, the Executive shall have general management responsibility and authority for the day-to-day operations of the Company in all areas of its business, shall provide direction and oversight with respect thereto, and shall be its senior executive officer.

(b)

During the Employment Term, the Executive shall report directly to the Board of Directors of the Company. The Executive shall obey the lawful directions of the Board of Directors to whom the Executive reports and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.  Notwithstanding the foregoing, any new duties and responsibilities assigned by the Board which are not duties being performed by the Executive for the Company immediately prior to the date hereof must be acceptable to the Executive in his reasonable discretion.

(c)

During the Employment Term, the Executive shall lead and coordinate the Company’s investor relations activities which shall include, but is not limited to, communications with investors, analysts and media, and the Company’s public disclosure, and shall implement and monitor the corporate governance of the Company in compliance with the applicable laws and regulations. The Executive shall work in conjunction with other members of the executive management team to support the Company’s business growth.

(d)

During the Employment Term, in the event that the Company engages in any capital markets activities, the Executive shall take a leading role in such transactions by overseeing underwriters, counsels and auditors, and preparing and/or reviewing requisite documentations in connection with such transactions.

(e)

During the Employment Term, the Executive shall use his best efforts to perform his duties under this Agreement and shall devote all of his business time, energy and skill in the performance of his duties with the Company, provided that nothing shall prohibit the Executive from participating on the board of directors of companies unaffiliated and not in competition with the Company or from participating in charitable, civic or educational activities or managing his personal investments without the consent of the Board of Directors of the Company provided that such activities do not interfere with the Employee’s performance of his duties and responsibilities hereunder and involve no conflict of interest with the interests of the Company.

(f)

During the Employment Term, the Executive’s principal place of business in the performance of his duties and obligations under this Agreement shall be at the Company’s executive offices currently located in Westbury, New York, provided, however, that the Executive shall be permitted to perform his duties and obligations from his home office up to two (2) days per week.  Notwithstanding the foregoing, and subject to the Executive’s availability, the Executive will engage in such travel as may be necessary or appropriate in furtherance of his duties hereunder.

2.

EMPLOYMENT TERM.  The term of this Agreement shall commence as of the Effective Date and shall continue for a term of two (2) years unless earlier terminated pursuant to Section 5 of this Agreement (the “Initial Term”).  Thereafter, the term of this Agreement may be extended (the “Renewal Term”) only upon written agreement of the Company and the Executive. The term “Initial Term and “Renewal Term” are collectively referred to herein as the “Employment Term”.

3.

COMPENSATION.

(a)

Base Salary.  In consideration of the services to be rendered hereunder, the Company agrees to pay to the Executive an annual base salary of $93,600, payable in accordance with the regular payroll practices of the Company (the “Base Salary”). The Executive will be responsible for his own income tax payable to relevant federal and state authorities in the United States. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) for possible increase by the Board (or a committee thereof) in its sole discretion, provided, however, that it shall have no obligation to grant any such increases in the Base Salary.

(b)

Put Option. Subject to the terms and conditions of a Put Agreement (the “Put Agreement”) executed contemporaneously herewith, the Executive will be granted a put option (the “Put Option”) to be exercised at the sole option of the Executive at the end of the Initial  Term , to sell to the Purchaser a maximum of 1,000,000 previously issued shares of the common stock of the Company (the “Put Shares”) at a price equal to the then current market price multiplied by .80, with a minimum purchase price per share of $0.30 and a maximum purchase price per share of $0.80, provided that in the event the Purchaser does not comply with the terms and conditions of the Put Agreement, the Company shall be required to purchase the Put Shares at the same price applicable to the Put Option.

4.

EMPLOYEE BENEFITS.

(a)

Benefit Plans.  The Executive shall be eligible to participate in any employee benefit plan and program of the Company, including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives, at a level commensurate with his positions, subject to satisfying the applicable eligibility requirements, provided, however, that such plans and programs in the aggregate shall provide the Executive with benefits no less favorable than those provided to the Executive under such plans and programs as in effect immediately prior to the Effective Date. In addition to the foregoing, the Company shall continue to pay the premiums during the Employment Term for the long term care insurance policy currently in effect for the Executive.

(b)

Vacation.  The Executive shall be entitled to an annual paid vacation in accordance with the Company’s policy applicable to senior executives from time to time in effect, but in no event less than four  weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company, and provided only two weeks of vacation can be taken consecutively.  At the end of each calendar year, the Executive shall be paid for any unused vacation for that particular year (as prorated for partial years).

(c)

Business and Entertainment Expenses.  Upon presentation of appropriate documentation, the Company will pay or Executive shall be reimbursed for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder, all in accordance with the arrangements in effect for the Executive immediately prior to the date hereof.

(d)

Health Insurance. The Executive and each individual family member of the Executive shall be entitled to participate in heath and major medical insurance plans and programs maintained by the Company for its employees from time to time.  Notwithstanding the foregoing, during the Employment Term, the Company will provide health and major medical insurance benefits to the Executive and his family members which are at least equal to the benefits provided to the Executive and his family members immediately prior to the Effective Date.

(e)

Personal Life Insurance.  During the Employment Term, the Company will reimburse Executive for premiums of up to a maximum amount of $15,000 per year for personal life insurance coverage.  Notwithstanding the foregoing, in the event life insurance coverage cannot be obtained on the life of the Executive on terms acceptable to the Executive, then the Company will pay to the Executive $15,000 per year during the Employment Term, which payments shall be made to the Executive on a quarterly basis.

(f)

Car Service.  During the Employment Term, the Company will pay for or reimburse the Executive for a car service for local transportation to and from the Executive’s home and the Company’s offices (or such other destination provided such travel relates to Company business), provided such car service for local transportation shall not exceed $3,000 per year.

5.

TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)

Disability.  On the thirtieth (30th) day following written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean a determination  by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Executive is unable to perform the essential functions of his job with or without accommodation for 180 days (whether or not consecutive) during any 12-month period.

(b)

Death.  Automatically on the date of death of the Executive.

(c)

Cause.  Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean , as determined by the Board (or its designee)(i) Executive’s conviction of a felony or crime of moral turpitude, (ii) any act of fraud, embezzlement or willful dishonesty by the Executive in relation to the business affairs of the Company; (iii) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness) provided, however that for Cause to exist under this subsection (iii); or (iv) the Executive’s willful failure to comply with the terms of any Board approved quarterly budget provided such noncompliance exceeds $50,000 or such greater amount as the Board may otherwise agree, the Company must give Executive written notice of the events described in subsection (iii) giving rise to Cause and Executive must fail to correct such events within thirty (30) days of the date such notice is given.

(d)

Good Reason.  On the sixtieth (60th) day following written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean, without the express written consent of the Executive, the occurrence of any the following events unless such events are cured (if curable) by the Company within fifteen days following receipt of written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below: (i) any material reduction or diminution (except temporarily during any period of incapacity due to physical or mental illness) in the Executive’s title, authorities, duties or responsibilities or reporting requirements with the Company, (ii) any material breach of this Agreement by the Company including, without limitation, any failure to pay salary to the Executive on a timely basis and failure to provide other benefits provided for in Section 4 hereof; (iii) any material breach by the Company of any other agreement with the Executive; (iv) any material breach by the Purchaser of the Stock Purchase Agreement, Put Option Agreement or any other agreement with the Executive; (v) relocation of the principal place for the Executive to provide his services hereunder to any location more than five (5) miles away from 65 Rushmore Street, Westbury, New York except if the location is within the Boroughs of Manhattan or Queens of New York City; (vi) failure of the Company to maintain in effect directors’ and officers’ liability insurance covering the Executive in compliance with Section 10 below; (vii) failure to elect the Executive as a director of the Company during the Employment Term; (viii) transfer of the majority of the currently existing assets of the Company other than to a subsidiary of the Company without the express written consent of the Executive; and (ix) the use of any of the proceeds received by the Company from the Stock Purchase Agreement exceeding $25,000 in the aggregate other than for the current business operations of the Company at its Westbury, New York facility and the growth thereof, without the express written consent of the Executive.

6.

CONSEQUENCES OF TERMINATION.

(a)

Disability.  Upon termination of the Employment Term because of the Executive’s Disability, the Company shall pay or provide to the Executive for eight (8) weeks after termination (1) continued payment of his Base Salary, payable in accordance with the regular payroll practices of the Company; (2) payment of the Executive’s cost of continued medical coverage for Executive and his family (subject to the Executive’s co-payment of the costs in the same proportion as such costs were shared immediately prior to the date of termination); and (3) vacation pay and all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plan, program or arrangement described in Section 4 (collectively, “Accrued Benefits”).

(b)

Death.  Upon the termination of the Employment Term because of the Executive’s death, the Company shall pay or provide to the Executive’s estate  for eight (8) weeks after termination (1) continued payment of his Base Salary, payable in accordance with the regular payroll practices of the Company; (2) payment of the Executive’s cost of continued medical coverage for Executive’s family (subject to the Executive estate’s co-payment of the costs in the same proportion as such costs were shared immediately by the Executive prior to the date of termination); and (3) the Accrued Benefits.

(c)

Termination for Cause. Upon the termination of the Employment Term by the Company for Cause, , the Company shall pay or provide to the Executive (1) any unpaid Base Salary and accrued vacation through the date of termination; (2) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (3) the Accrued Benefits.

(d)

Termination for Good Reason by the Executive.  Upon the termination of the Employment Term by the Executive with Good Reason, the Company shall pay or provide to the Executive for the remainder of the Employment Term as if the Executive’s employment had continued through the Employment Term (1) continued payment of his Base Salary, payable in accordance with the regular payroll practices of the Company; (2) payment of the Executive’s cost of continued medical coverage for Executive’s family (subject to the Executive’s co-

payment of the costs in the same proportion as such costs were shared immediately by the Executive prior to the date of termination); and (3) the Accrued Benefits.

7.

NO ASSIGNMENT.  This Agreement is personal to each of the Parties.  Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

8.

NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Bernard Kravitz

110-11 Queens Boulevard

Apt. 3-K

Forest Hills, New York 11375

If to the Company:

Dionics, Inc.

65 Rushmore Street

Westbury, New York 11590

Attention: Chief Executive Officer

Telephone: (516) 997-7474

Facsimile: (516) 997-7479

With a copy to:

Anslow + Jaclin, LLP

195 Route 9 South, Suite 204

Manalapan, New Jersey, 07726

Attention: Richard I. Anslow, Esq.

Telephone: (732) 513-6162

Facsimile: (732) 577-1188

Email: ranslow@anslowlaw.com

and

Kaye Cooper Fiore Kay & Rosenberg, LLP

30A Vreeland Road, Suite 230

Florham Park, New Jersey 07932

Attention: David M. Kaye, Esq.

Telephone: (973) 443-0600

Facsimile: (973) 443-0609

Email: dmkaye@kcfkr.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.

PROTECTION OF THE COMPANY’S BUSINESS.

(a)

Confidentiality.  The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company’s industry other than by the Executive’s unauthorized disclosure, or (v) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 9(a) by the Executive.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  The  restrictions contained in this Section 9(a) shall not apply to information which the Executive can show by suitable written documentation was already in his possession prior to receipt from the Company; information which is now or shall become public information or is otherwise generally available to the public through no fault of the Executive;  or information which the Executive can show was received by him without restriction from a person or entity, other than the Company, which is lawfully in possession of such information and is not in breach of any agreement or any confidential relationship with the Company.

(b)

Non-Competition.  During the Employment Term and for the one-year period following the termination of the Executive’s employment for any reason (the “Restricted Period”), and provided the Company is not then in material breach of any of the terms of this

Agreement or any other agreement with the Executive, the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the “Business”). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

(c)

Non-Solicitation of Employees.  The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, and provided the Company is not then in material breach of any of the terms of this Agreement or any other agreement with the Executive, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

(d)

Non-Solicitation of Customers.  The Executive agrees that, during the Restricted Period, and provided the Company is not then in material breach of any of the terms of this Agreement or any other agreement with the Executive, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(e)

Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (the “Company Property”).  During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement.  When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

(f)

Non-Disparagement.  Each of the parties shall not, and shall not induce others to, Disparage the other party hereto or its respective subsidiaries or affiliates, as the case may be, or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Company’s or its subsidiaries’ or affiliates’ employees or any individual or entity with whom the Company or its subsidiaries or affiliates, or the Executive or his affiliates, as the case may be, has a business relationship which would adversely affect in any manner (1) the business of each of the parties or its respective subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of each of the parties or its respective subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g)

Cooperation.  Subject to the Executive’s other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith and pay the Executive a sum, to be mutually agreed upon by the Executive and the Company, per diem for each day of his services.

(h)

Reformation.  In the event any restriction in this Section 9 should ever be deemed to be excessive in duration or scope or is unreasonable or unenforceable under applicable laws, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by applicable  laws.  The Executive acknowledges that the restrictive covenants contained in this Section 9 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(i)

Survival of Provisions.  The obligations contained in this Section 9 shall survive in accordance with their terms the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

10.

INDEMNIFICATION.  The Executive shall be indemnified to the extent permitted by the Company’s organizational documents and to the extent required by law.  During the Employment Term, the Company shall maintain in effect directors’ and officers’ liability insurance covering the Executive, with coverage reasonably satisfactory to the Executive.

11.

SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

12.

SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.

COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

14.

GOVERNING LAW AND VENUE.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

15.

ARBITRATION.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York, under the Arbitration Rules of the American Arbitration Association (“AAA”) before a single arbitrator agreed upon by the parties, or if no single arbitrator can be agreed upon, an arbitrator or arbitrators selected in accordance with the rules of the AAA then in effect.  The proceedings will be confidential and conducted in English. The arbitrator or arbitrators will have the authority to grant any equitable  and legal remedies  that would  be  available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties.  Judgment may be entered on the award of the arbitrator(s) in any court having jurisdiction. The arbitrator(s) will determine how the parties will bear the costs of the arbitration.  Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction for any breach or threatened breach of any of the provisions contained in Section 9 hereof..

16.

ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.

WAIVER AND AMENDMENT.  No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.

WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.

AUTHORITY AND NON-CONTRAVENTION.  The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

20.

COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DIONICS, INC.

/s/ Bernard Kravitz

By:   Bernard Kravitz

Title: President and Chief Executive Officer

EXECUTIVE

/s/ Bernard Kravitz

Bernard Kravitz